Exhibit 4.16

Tsakos Energy Navigation Limited (TEN)

367 Syngrou Avenue

attn Mr. Paul Durham/Mr. George Saroglou

17564 P. Faliro

GREECE

Interest Rate Swap with a Chance Range

Our Ref: 730201-2/5-7

Dear Sir/Madam

The purpose of this agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction”). This agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1992 ISDA Definitions (as published by the International Swap Dealers Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 27 July 2001, as amended and supplemented from time to time (the “Agreement”) between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Counterparty A:	Tsakos Energy Navigation Ltd., Athens

Counterparty B:	Landesbank Schjeswig-Holstein Girzentrale, Kiel

Notional Amount:	USD 20,000,000.00

Basis Rate:	USD-LIBOR-BBA

Designated Maturity:	six months

Trade Date:	28 March 2003

Effective Date:	09 May 2003

Termination Date:	09 May 2008, subject to adjustment in accordance with the Modified Following Business Day Convention

Business Days:	New York and London for payments London for fixings

Chance Range Amounts

Chance Range Rate Payer:	Counterparty A

Chance Range Rate Payer Payment Dates:	09 May and 09 November of each year, commencing on 09 November 2003 and ending with the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Chance Range Rate:	From (and including) the Effective Date to (but excluding) the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention:

Should the Basis Rate be fixed at or above 4.5000% p.a., Counterparty A shall be obliged to pay 4.5000% p.a.

From (and including) the Effective Date to (but excluding) 09 May 2004, subject to adjustment in accordance with the Modified Following Business Day Convention:

Should the Basis Rate be fixed below 4.5000% p.a., Counterparty A shall be obliged to pay the Basis Rate.

From (and including) 09 May 2004 (but excluding) 09 May 2005, subject to adjustment in accordance with the Modified Following Day Convention:

Should the Basis Rate be fixed below 4.50000% p.a. and above 1.7500% p.a., Counterparty A shall be obliged to pay the Basis Rate.

Should the Basis Rate be fixed at or below 1.7500% p.a., Counterparty A shall be obliged to pay 3.900%

From (and including) 09 May 2005 (but excluding) the Termination Date, subject to adjustment in accordance with the Modified Following Day Convention:

Should the Basis Rate be fixed below 4.5000% p.a. and above 2.5000% p.a., Counterparty A shall be obliged to pay the Basis Rate.

Should the Basis Rate be fixed at or below 2.5000% p.a., Counterparty A shall be obliged to pay 4.5000% p.a.

Chance Range Rate

Day Count Fraction:	Actual/360

Reset Dates:	The first Day of each Calculation Period

Floating Amounts

Floating Rate Payer:	Counterparty B

Floating Rate:	Basis Rate

Floating Rate Payer Payment Date:	09 May and 09 November of each year, commencing on 09 November 2003 and ending with the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate for

Initial Calculation Period:	to be advised

Floating Rate Day Count fraction:	Actual/360

Spread:	None

Reset Dates:	The first Day of each Calculation Period

Other Provisions:	None

Account Details:

Payment to Tsakos, Greece:	please advise

Payments to Landesbank	No. 001-1-331808
Schleswig-Holstein, Kiel:	JP Morgan Chase Bank, New York

Offices:

Tsakos Energy Navigation Ltd.:	Athens

Landesbank-Schleswig-Holstein Girozentrale:	Kiel

Please confirm that the foregoing correctly sets out the terms of our agreement.

For and on behalf of	For and on behalf of

Tsakos Energy Navigation Limited (TEN), Athens	Landesbank Schleswig-Holstein Girozentrale, Kiel

/s/ NIKOLAS P. TSAKOS	/s/ PETER KARNATH